                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53457

                       SENSORMATIC ELECTRONICS CORPORATION

         SUPPLEMENT NUMBER TWELVE TO PROSPECTUS DATED DECEMBER 20, 1999

                  This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic" or the "Company"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000, Supplement Number Five dated May 10, 2000, Supplement Number Six dated May 30, 2000, Supplement Number Seven dated June 21, 2000, Supplement Number Eight dated July 11, 2000, Supplement Number Nine dated July 26, 2000, Supplement Number Ten dated November 17, 2000 and Supplement Number Eleven dated February 2, 2001. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.

----------------- --------------------------------------- --------------------------------------------
                               Common Stock                            Depositary Shares
----------------- --------------------------------------- --------------------------------------------

                                                 Bene-                                        Bene-
                                                 ficially                                     ficially
                                                 Owned                                        Owned
                     Beneficially                After                                        After
Name of Selling     Owned Prior to    Offered    This       Beneficially Owned     Offered    This
 Securityholder     This Offering     for Sale   Offering  Prior to This Offering  for Sale   Offering
----------------- ------------------- ---------- -------- ------------------------ ---------- --------
----------------- ---------- -------- ---------- -------- ------------ ----------- ---------- --------

                  No. of     % of                         No. of       % of
                  Shares     Shares                       Depositary   Depositary
                                                          Shares       Shares


----------------- ---------- -------- ---------- -------- ------------ ----------- ---------- --------
----------------- ---------- -------- ---------- -------- ------------ ----------- ---------- --------
Deutsche Banc     2,550,037        *  2,550,037     0     1,637,593            24  1,637,593     0
Alex Brown Inc.
(formerly
Deutsche Bank
Securities
Inc.) (1)
----------------- ---------- -------- ---------- -------- ------------ ----------- ---------- --------
Total             2,550,037        *  2,550,037     0     1,637,593            24  1,637,593     0
----------------- ---------- -------- ---------- -------- ------------ ----------- ---------- --------



----------------- ----------------------------------------
                      6 1/2% Convertible Preferred Stock
----------------- ----------------------------------------

                                                 Bene-
                                                 ficially
                                                 Owned
                  Beneficially Owned             After
Name of Selling      Prior to This     Offered   This
 Securityholder        Offering        for Sale  Offering
----------------- -------------------- --------- ---------
----------------- ---------- --------- --------- ---------

                  No. of     % of
                  Shares     Preferred
                  of         Stock
                  Preferred
                  Stock
----------------- ---------- --------- --------- ---------
----------------- ---------- --------- --------- ---------
Deutsche Banc     163,759          24  163,759      0
Alex Brown Inc.
(formerly
Deutsche Bank
Securities
Inc.) (1)
----------------- ---------- --------- --------- ---------
Total             163,759          24  163,759      0
----------------- ---------- --------- --------- ---------



(1) The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning Deutsche Bank Securities Inc. in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

                  THE DATE OF THIS SUPPLEMENT IS MARCH 20, 2001